UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 29, 2021

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4201 Congress Street, Suite 175
Charlotte, North Carolina	28209
(Address of principal executive offices)	(Zip Code)

(704) 994-8279

(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, $.01 par value	BTN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

One of the holdings of Ballantyne Strong, Inc. (the “Company”), FG Financial Group, Inc. (“FGF”), recently conducted a subscription rights offering pursuant to which FGF distributed to each holder of its common stock, at no charge, one (1) non-transferable subscription right for each share of FGF common stock held by such holder. Each subscription right entitled the holder thereof to subscribe for and purchase 0.15 of a share of FGF common stock at a subscription price of $4.00 per whole share of FGF common stock. In addition, any holder who elected to exercise 100% of its subscription rights could also elect to exercise an over-subscription privilege to subscribe for and purchase at the same price additional shares of FGF common stock that remain unsubscribed, subject to proration limitations, at the expiration of the offering on November 29, 2021.

On November 29, 2021, the Company elected to exercise 100% of the subscription rights distributed to it to purchase 155,761 shares of FGF common stock at a purchase price of $4.00 per share. Also on November 29, 2021, the Company elected to exercise its over-subscription privilege to purchase 444,239 additional shares of FGF common stock. In total, the Company has committed to purchase 600,000 shares of FGF common stock at a purchase price of $4.00 per share for a total investment of $2.4 million.

Following the issuance of the 600,000 additional shares of FGF common stock from the subscription rights offering, the Company’s FGF holdings are expected to total approximately 1.6 million shares of FGF common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: December 3, 2021	By:	/s/ Todd R. Major
Todd R. Major
Chief Financial Officer